Exhibit 99

Primoris Services Corporation Reports Fourth Quarter and Full Year 2021 Results

Dallas, TX – Feb. 28, 2022– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or the “Company”) today announced financial results for its fourth quarter and full year ended December 31, 2021 and provided the Company’s outlook for 2022.

For the full year 2021, Primoris reported the following highlights (1):

●	Revenue of $3.5 billion
o	Utility Segment revenue up 21 percent
o	Energy/Renewables Segment revenue up 15 percent
●	Net income attributable to Primoris of $115.6 million, an increase of 10 percent over prior year
●	Fully diluted earnings per share (“EPS”) of $2.17
●	Adjusted net income attributable to Primoris (“Adjusted Net Income”) of $143.3 million
●	Adjusted diluted earnings per share (“Adjusted EPS”) of $2.70
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $297.6 million
●	Record Backlog of $4.0 billion, an increase of 44 percent over prior year

For the fourth quarter 2021, Primoris reported the following highlights(1):

●	Revenue of $884.4 million
●	Net income attributable to Primoris of $29.4 million
●	Fully diluted earnings per share of $0.54
●	Adjusted Net Income of $34.3 million
●	Adjusted EPS of $0.63
●	Adjusted EBITDA of $66.9 million
●	Maintained quarterly dividend of $0.06

(1)	Please refer to “Non-GAAP Measures” and Schedule 1, 2 and 3 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“We wrapped up 2021 with a record backlog over $4 billion, an increase of more than 40 percent compared to year-end 2020,” said Tom McCormick, President and Chief Executive Officer of Primoris. “During the fourth quarter we announced over $1.8 billion in Energy/Renewables and Utilities segment contracts. Of these, approximately $1 billion was directly related to utility-scale solar projects. Add this backlog to our strong revenue of $3.5 billion for the year, and it is clear that we are on solid ground with incredible momentum going forward.”

“We achieved these results despite headwinds in the first half of the year from weather events and supply chain and permitting challenges, all while maintaining our high standards for quality and safety,” McCormick added. “I particularly want to thank our Primoris crews for achieving our best-ever safety performance, with a Total Recordable Incident Rate of 0.49, well below our Corporate target, and the industry average.”

Summarizing the segment results for the year, McCormick noted: “Our Utilities segment led the revenue growth with a 21 percent increase compared to 2020, primarily due to the Future Infrastructure Holdings, LLC (“FIH”) acquisition and increased activity with utility customers in Texas and the Southeast. Utility-scale solar projects continued to drive progress in our Energy/Renewables segment. Revenue increased by 15 percent during 2021 compared to last year. Gross profit for the same segment increased by 58 percent during 2021 compared to 2020. The Pipeline segment revenue declined, although our gross profit, as a percentage of revenue, increased to 19 percent in 2021 compared to 11 percent in the previous year.”

Fourth Quarter 2021 Results Overview

Revenue was $884.4 million for the three months ended December 31, 2021, a decrease of $12.9 million, compared to the same period in 2020. The decrease was primarily due to a decrease in revenue in our Pipeline segment offset by growth in our Utilities and Energy/Renewables segments, including $68.1 million from our acquisition of FIH. Gross profit was $96.0 million for the three months ended December 31, 2021, a decrease of $1.7 million compared to the same period in 2020. The decrease was primarily due to a net decrease in revenue from the Company’s legacy operations, partially offset by an increase from the FIH acquisition ($11.6 million). Gross profit as a percentage of revenue, was consistent at 11 percent for the three months ended December 31, 2021 and 2020.

Beginning with the third quarter of 2021, the Company initiated the inclusion of Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedule 1, 2 and 3 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the fourth quarter of 2021, net income attributable to Primoris was $29.4 million compared to $31.8 million in the previous year. Adjusted Net Income was $34.3 million for the fourth quarter compared to $35.2 million for the same period in 2020. EPS was $0.54 compared to $0.66 in the previous year. Adjusted EPS was $0.63 for the fourth quarter of 2021 compared to $0.73 for the fourth quarter of 2020. Both EPS and Adjusted EPS in 2021 were affected by the 4.5 million shares from the secondary offering in the first quarter of 2021. Adjusted EBITDA was $66.9 million for the fourth quarter of 2021, compared to $68.8 million for the same period in 2020.

Beginning with the first quarter of 2021, the Company consolidated and reorganized its reportable segments. The three segments are: Utilities, Energy/Renewables and Pipeline Services. Revenue and gross profit for the segments for the three months ended December 31, 2021 and 2020 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2021		2020
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$442,870	50.1%	$362,353	40.4%
Energy/Renewables	369,311	41.8%	333,406	37.2%
Pipeline	72,267	8.2%	201,579	22.5%
Total	$884,448	100.0%	$897,338	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2021		2020
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$52,007	11.7%	$47,550	13.1%
Energy/Renewables	38,461	10.4%	24,314	7.3%
Pipeline	5,549	7.7%	25,892	12.8%
Total	$96,017	10.9%	$97,756	10.9%

Utilities Segment (“Utilities”): Revenue increased by $80.5 million, or 22 percent, for the three months ended December 31, 2021, compared to the same period in 2020, primarily due to the FIH acquisition ($68.1 million) and increased activity with the Company’s gas and electric utility customers, partially offset by decreased activity from the impact of customer project and material delays. Gross profit for the three months ended December 31, 2021 increased by $4.5 million, or 9 percent, compared to the same period in 2020. The increase is primarily attributable to the incremental impact of the FIH acquisition ($11.6 million), partially offset by lower margins from our legacy operations. Gross profit as a percentage of revenue decreased to 12 percent during the three months ended December 31, 2021 compared to 13 percent for the same period in 2020, primarily due to customer project and material delays, a decrease in higher margin storm work in 2021 and strong performance and favorable margins realized on projects in the Southeast in 2020. These amounts were partially offset by the favorable margins realized by FIH.

Energy and Renewables Segment (“Energy/Renewables”): Revenue increased by $35.9 million, or 11 percent, for the three months ended December 31, 2021, compared to the same period in 2020, primarily due to increased renewable energy activity ($68.4 million), partially offset by the substantial completion of industrial projects in Louisiana and California in 2020. Gross profit for the three months ended December 31, 2021, increased by $14.1 million, or 58 percent, compared to the same period in 2020, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 10 percent during the three months ended December 31, 2021, compared to 7 percent in the same period in 2020, primarily due to higher costs associated with a liquified natural gas (“LNG”) plant project in the Northeast in 2020.

Pipeline Services (“Pipeline”): Revenue decreased by $129.3 million, or 64 percent, for the three months ended December 31, 2021, compared to the same period in 2020. The decrease is primarily due to the substantial completion of several projects in 2020 and a decline in the overall midstream pipeline market demand from historically high levels, along with challenges in permitting new pipelines. Gross profit for the three months ended December 31, 2021 decreased by $20.3 million, or 79 percent, compared to the same period in 2020, primarily due to lower revenue and margins. Gross profit as a percentage of revenue decreased to 8 percent during the three months ended December 31, 2021, compared to 13 percent in the same period in 2020, primarily due to higher costs associated with unfavorable weather conditions experienced on a Louisiana pipeline project in 2021 and strong performance and favorable margins realized on a Texas pipeline project in 2020.

Full Year 2021 Results Overview

Revenue for the year ended December 31, 2021 increased by $6.1 million, compared to 2020. The increase was primarily due to growth in the Company’s Energy/Renewables and Utilities segments, including $266.6 million from its acquisition of FIH, partially offset by a decrease in revenue in the Company’s Pipeline segment.

For the year ended December 31, 2021, gross profit increased by $46.4 million, or 13 percent, compared to 2020. The increase was primarily due to the Company’s acquisition of FIH ($43.6 million) and an increase in margins from its legacy operations. Gross profit as a percentage of revenue increased to 12 percent from 11 percent in the same period in 2020.

During 2021, net income attributable to Primoris was $115.6 million compared to $105.0 million in the previous year, an increase of 10 percent. Adjusted Net Income was $143.3 million for the full year 2021 compared to $117.7 million for the same period in 2020. EPS was $2.17 compared to $2.16 in the previous year. Adjusted EPS was $2.70 for the full year of 2021 compared to $2.42 for 2020. Both EPS and Adjusted EPS in 2021 were affected by the 4.5 million shares from the secondary offering in the first quarter of 2021. Adjusted EBITDA was $297.6 million for 2021, an increase of 17 percent, compared to $253.8 million for the same period in 2020.

Revenue and gross profit for the Utilities, Energy/Renewables and Pipeline segments for the years ended December 31, 2021 and 2020 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2021		2020
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$1,657,957	47.4%	$1,365,635	39.1%
Energy/Renewables	1,408,211	40.3%	1,228,821	35.2%
Pipeline	431,464	12.3%	897,041	25.7%
Total	$3,497,632	100.0%	$3,491,497	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2021		2020
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$186,287	11.2%	$177,836	13.0%
Energy/Renewables	150,286	10.7%	94,919	7.7%
Pipeline	80,087	18.6%	97,459	10.9%
Total	$416,660	11.9%	$370,214	10.6%

Utilities: Revenue increased by $292.4 million, or 21 percent, during 2021 compared to 2020. The increase is primarily attributable to the FIH acquisition ($266.6 million) and increased activity with electric utility customers. These amounts were partially offset by lower activity with gas utility customers as well as the impact of customer project and material delays. Gross profit increased $8.5 million, or 5 percent, during 2021 compared to 2020. The increase is primarily attributable to the incremental impact of the FIH acquisition ($43.6 million), partially offset by lower margins from the Company’s legacy operations. Gross profit as a percentage of revenue decreased to 11 percent in 2021 compared to 13 percent in 2020 primarily due to unfavorable weather conditions, customer project and material delays and a decrease in higher margin storm work in 2021, as well as strong performance and favorable margins realized on projects in the Southeast in 2020. These amounts were partially offset by the favorable margins realized by FIH.

Energy/Renewables: Revenue increased by $179.4 million, or 15 percent, during 2021 compared to 2020, primarily due to increased renewable energy activity ($286.2 million), partially offset by the substantial completion of industrial projects in Texas, Louisiana, and California in 2020. Gross profit increased by $55.4 million, or 58 percent, during 2021 compared to 2020, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 11 percent in 2021 compared to 8 percent in 2020 primarily due to favorable claims resolution on an industrial plant project in 2021. In addition, we experienced higher costs in 2020 associated with an LNG plant project in the Northeast. These amounts were partially offset by the favorable impact of the Canadian Emergency Wage Subsidy in 2020.

Pipeline: Revenue decreased by $465.5 million, or 52 percent, during 2021 compared to 2020. The decrease is primarily due to the substantial completion of pipeline projects in 2020 ($416.7 million) and a decline in the overall midstream pipeline market demand from historically high levels, along with challenges in permitting new pipelines. The revenue levels in 2021 are more consistent with those experienced historically and with the Company’s expectations for the Pipeline segment. Gross profit decreased by $17.4 million, or 18 percent, during 2021 compared to 2020, primarily due to lower revenue, partially offset by higher margins. Gross profit as a percentage of revenue increased to 19 percent in 2021 compared to 11 percent in 2020, primarily due to the favorable impact from the closeout of multiple pipeline projects in 2021 and higher costs on pipeline projects in Virginia and Texas in 2020, partially offset by strong performance and favorable margins realized on a Texas pipeline project in 2020. Gross profit as a percentage of revenue experienced in 2020 is more consistent with those experienced historically and with the Company’s expectations going forward for the Pipeline segment.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $230.1 million during the year ended December 31, 2021, an increase of $27.3 million, or 13 percent, compared to 2020 primarily due to a $28.7 million increase in incremental expense from the FIH acquisition during the period. SG&A expense as a percentage of revenue increased to 6.6 percent in 2021 compared to 5.8 percent in 2020 primarily due to increased expense as the Company integrates FIH into its operations as well as lower revenue from its legacy operations.

Interest expense, net for the year ended December 31, 2021 was $18.5 million compared to $19.9 million for the year ended December 31, 2020. The decrease of $1.4 million was due to a $4.9 million unrealized gain in 2021 and a $2.8 million unrealized loss in 2020 on the Company’s interest rate swap, as well as a lower weighted average interest rate. This decrease was partially offset by higher average debt balances in 2021 from the borrowings incurred related to the FIH acquisition.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 23.8 percent for the year ended December 31, 2021. The decrease was primarily due to the temporary change allowing full deductibility of per diem expenses through 2022, partially offset by tax on increased pre-tax profits.

Outlook

The Company is providing its estimates for the year ending December 31, 2022. Net income attributable to Primoris is expected to be between $2.10 and $2.30 per fully diluted share. Adjusted EPS is estimated in the range of $2.39 to $2.59 for 2022.

The Company is targeting SG&A expense as a percentage of revenue in the low-to-mid six percent range for full year 2022. The Company estimates capital expenditures for 2022 in the range of $120 to $140 million, which includes $70 to $90 million for construction equipment. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 12 to 14 percent; Energy/Renewables in the range of 9 to 12 percent; and Pipeline in the range of 9 to 11 percent. The Company expects its effective tax rate for 2022 to be approximately 27 percent but may vary depending on the mix of states in which the Company operates.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.primoriscorp.com.

Backlog

(in millions)

	Backlog at December 31, 2021
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$37	$1,347	$1,384
Energy/Renewables	2,328	127	2,455
Pipeline	114	50	164
Total	$2,479	$1,524	$4,003

At December 31, 2021, Fixed Backlog was $2.5 billion, an increase of $839.6 million, or 51 percent compared to $1.6 billion at December 31, 2020. MSA Backlog represents estimated MSA revenue for the next four quarters. MSA Backlog was $1.5 billion, an increase of 34 percent or $0.4 billion, compared to $1.1 billion at December 31, 2020. Total Backlog as of December 31, 2021 was $4.0 billion. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 74 percent of the total backlog at December 31, 2021, comprised of backlog of approximately: 100 percent of Utilities; 57 percent of Energy/Renewables; and 97 percent of Pipeline.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Liquidity and Capital Resources

At December 31, 2021, the Company had $200.5 million of unrestricted cash and cash equivalents. The Company had no outstanding borrowings under the revolving credit facility, commercial letters of credit outstanding were $42.0 million and the available borrowing capacity was $158.0 million.

Dividend

The Company also announced that on February 24, 2022, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on March 31, 2022, payable on April 14, 2022.

The Company has paid consecutive quarterly cash dividends since 2008, and currently expects that comparable cash dividends will continue to be paid for the foreseeable future. The declaration and payment of future dividends is contingent upon the Company’s revenue and earnings, capital requirements, and general financial conditions, as well as contractual restrictions and other considerations deemed to be relevant by the Board of Directors.

Share Purchase Program

In November 2021, the Company’s Board of Directors authorized a $25.0 million share purchase program. During the year ended December 31, 2021, the Company purchased and cancelled 635,763 shares of common stock, which in the aggregate equaled $14.7 million at an average share price of $23.15. In February 2022, the Company’s Board of Directors replenished the limit to $25.0 million. The share purchase plan expires on December 31, 2022.

Response to the COVID-19 Pandemic

The Company continues to take steps to protect its employees’ health and safety during the COVID-19 pandemic. Primoris has a written corporate COVID-19 Plan in place, as well as Business Continuity Plans (by business unit and segment), based on guidelines from the U.S. Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, and their Canadian counterparts.

Conference Call and Webcast

As previously announced, management will host a teleconference call on Tuesday, March 1, 2022, at 9 a.m. U.S. Central Time (10 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and financial outlook.

Investors and analysts are invited to participate in the call by phone at 1-833-476-0954, or internationally at 1-236-714-2611 (access code: 1418976) or via the Internet at www.primoriscorp.com. A replay of the call will be available on the Company’s website or by phone at 1-800-585-8367, or internationally at 1-416-621-4642 (access code: 1418976), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.primoriscorp.com. Once at the Investor Relations section, please click on “Events & Presentations.”

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading specialty contractor providing critical infrastructure services to the utility, energy/renewables and pipeline services markets throughout the United States and Canada. The Company supports a diversified base of blue-chip customers with engineering, procurement, construction and maintenance services. A focus on multi-year master service agreements and an expanded presence in higher-margin, higher-growth markets such as utility-scale solar facility installations, renewable fuels, electrical transmission and distribution systems and communications infrastructure have also increased the Company’s potential for long-term growth. Additional information on Primoris is available at www.primoriscorp.com.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Brook Wootton
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bwootton@prim.com

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$884,448	$897,338	$3,497,632	$3,491,497
Cost of revenue	788,431	799,582	3,080,972	3,121,283
Gross profit	96,017	97,756	416,660	370,214
Selling, general and administrative expenses	57,225	50,181	230,110	202,835
Transaction and related costs	1,576	3,177	16,399	3,430
Operating income	37,216	44,398	170,151	163,949
Other income (expense):
Foreign exchange (loss) gain, net	348	520	(95)	379
Other income (expense), net	(256)	418	299	1,234
Interest expense, net	(4,344)	(2,751)	(18,498)	(19,923)
Income before provision for income taxes	32,964	42,585	151,857	145,639
Provision for income taxes	(3,424)	(10,773)	(36,118)	(40,656)
Net income	29,540	31,812	115,739	104,983

Net income attributable to noncontrolling interests	(122)	(1)	(128)	(9)

Net income attributable to Primoris	$29,418	$31,811	$115,611	$104,974

Dividends per common share	$0.06	$0.06	$0.24	$0.24

Earnings per share:
Basic	$0.55	$0.66	$2.19	$2.17
Diluted	$0.54	$0.66	$2.17	$2.16

Weighted average common shares outstanding:
Basic	53,625	48,104	52,674	48,303
Diluted	54,172	48,410	53,161	48,633

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$200,512	$326,744
Accounts receivable, net	471,656	432,455
Contract assets	423,659	325,849
Prepaid expenses and other current assets	86,263	30,218
Total current assets	1,182,090	1,115,266
Property and equipment, net	433,279	356,194
Operating lease assets	158,609	207,320
Deferred tax assets	1,307	1,909
Intangible assets, net	171,320	61,012
Goodwill	581,664	215,103
Other long-term assets	15,058	12,776
Total assets	$2,543,327	$1,969,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$273,463	$245,906
Contract liabilities	240,412	267,227
Accrued liabilities	174,821	200,673
Dividends payable	3,192	2,887
Current portion of long-term debt	67,230	47,722
Total current liabilities	759,118	764,415
Long-term debt, net of current portion	594,232	268,835
Noncurrent operating lease liabilities, net of current portion	98,059	137,913
Deferred tax liabilities	38,510	13,548
Other long-term liabilities	63,353	70,077
Total liabilities	1,553,272	1,254,788
Commitments and contingencies
Stockholders’ equity
Common stock	6	5
Additional paid-in capital	261,918	89,098
Retained earnings	727,433	624,694
Accumulated other comprehensive income	698	958
Noncontrolling interest	—	37
Total stockholders’ equity	990,055	714,792
Total liabilities and stockholders’ equity	$2,543,327	$1,969,580

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net income	$115,739	$104,983
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	105,559	82,497
Stock-based compensation expense	10,462	2,274
Gain on sale of property and equipment	(15,921)	(8,059)
Unrealized (gain) loss on interest rate swap	(4,859)	2,762
Other non-cash items	1,381	374
Changes in assets and liabilities:
Accounts receivable	10,540	(30,035)
Contract assets	(66,999)	19,288
Other current assets	(54,725)	13,562
Net deferred tax liabilities (assets)	25,564	(5,080)
Other long-term assets	(1,683)	2,170
Accounts payable	15,701	9,577
Contract liabilities	(29,111)	74,791
Operating lease assets and liabilities, net	(2,605)	747
Accrued liabilities	(24,700)	20,142
Other long-term liabilities	(4,596)	23,008
Net cash provided by operating activities	79,747	313,001
Cash flows from investing activities:
Purchase of property and equipment	(133,842)	(64,357)
Proceeds from sale of assets	49,548	21,851
Cash paid for acquisitions, net of cash acquired	(606,974)	—
Net cash used in investing activities	(691,268)	(42,506)
Cash flows from financing activities:
Borrowings under revolving line of credit	100,000	—
Payments on revolving line of credit	(100,000)	—
Proceeds from issuance of long-term debt	461,719	33,873
Payments on long-term debt	(113,851)	(68,884)
Proceeds from issuance of common stock	178,707	578
Debt issuance costs	(4,876)	—
Purchase of common stock	(14,720)	(11,453)
Dividends paid	(12,565)	(11,594)
Other	(8,681)	(5,343)
Net cash provided by (used in) financing activities	485,733	(62,823)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	456	(140)
Net change in cash, cash equivalents and restricted cash	(125,332)	207,532
Cash, cash equivalents and restricted cash at beginning of the year	330,975	123,443
Cash, cash equivalents and restricted cash at end of the year	$205,643	$330,975

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) attributable to Primoris adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; and (x) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income attributable to Primoris and diluted earnings per share attributable to Primoris, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income attributable to Primoris and diluted earnings per share attributable to Primoris, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	a	2021	2020
Net income attributable to Primoris as reported (GAAP)	$29,418	$31,811		$115,611	$104,974
Non-cash stock based compensation	1,316	544		5,366	2,274
Transaction/integration and related costs (1)	1,576	3,177		16,399	3,430
Amortization of intangible assets	4,845	1,982		18,319	8,817
Amortization of debt issuance costs	283	79		1,133	374
Unrealized (gain) loss on interest rate swap	(1,676)	(1,094)		(4,859)	2,762
Income tax impact of adjustments	(1,510)	(1,308)		(8,653)	(4,926)
Adjusted net income attributable to Primoris	$34,252	$35,191		$143,316	$117,705
Weighted average shares (diluted)	54,172	48,410		53,161	48,633
Diluted earnings per share	$0.54	$0.66		$2.17	$2.16
Adjusted diluted earnings per share	$0.63	$0.73		$2.70	$2.42

(1)	The year ended December 31, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) attributable to Primoris before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; and (v) change in fair value of contingent consideration liabilities. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income attributable to Primoris, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	a	2021	2020
Net income attributable to Primoris as reported (GAAP)	$29,418	$31,811		$115,611	$104,974
Interest expense, net	4,344	2,751		18,498	19,923
Provision for income taxes	3,424	10,773		36,118	40,656
Depreciation and amortization	26,854	19,712		105,559	82,497
EBITDA	64,040	65,047		275,786	248,050
Non-cash stock based compensation	1,316	544		5,366	2,274
Transaction/integration and related costs (1)	1,576	3,177		16,399	3,430
Adjusted EBITDA	$66,932	$68,768		$297,551	$253,754

(1)	The year ended December 31, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Guidance for 2022

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income attributable to Primoris to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2022.

	Estimated Range
	Full Year Ending
	December 31, 2022
Net income attributable to Primoris as reported (GAAP)	$115,500	$126,500
Non-cash stock based compensation	7,100	7,100
Amortization of intangible assets	13,400	13,400
Amortization of debt issuance costs	1,200	1,200
Income tax impact of adjustments	(5,859)	(5,859)
Adjusted net income attributable to Primoris	$131,341	$142,341
Weighted average shares (diluted)	55,000	55,000
Diluted earnings per share	$2.10	$2.30
Adjusted diluted earnings per share	$2.39	$2.59